EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of the      day of May, 2008, between Kentucky Speedway, LLC, a Kentucky limited liability company (“Seller”), and Speedway Motorsports, Inc., a Delaware corporation (“Buyer”).

WHEREAS, the parties hereto desire for Seller to sell, and Buyer to purchase, the Assets on the terms and subject to the conditions set forth below;

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in paragraph 13 hereof; and

WHEREAS, the members of Seller (individually "Member" and collectively "Members") are: Jerry Carroll, the RLD-C Bloodline Trust U/A/D 12/1/94, the RLD-D Bloodline Trust U/A/D 12/1/94, the RLD-B Bloodline Trust UA/D 12/1/94, the RLD-K Bloodline Trust U/A/D 12/1/94, Summer Hill Speedway, LLC, OSI Restaurant Partners, LLC, The Blue Water Trust dated as of August 1, 2002, and Carroll Speedway Investments, LLC. (The Members are parties to this Agreement only to the extent expressly provided in the Member Consent and Agreement set forth at the end of this Agreement.)

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement, the payment of a $10,000 non-refundable deposit (the “Deposit”) by Buyer to Seller, to be paid within three (3) business days following the execution and delivery of this Agreement by Buyer to Seller, and other good and valuable consideration, Seller, Members and Buyer agree as follows:

1. Sale and Purchase of Assets; Assumption of Liabilities.

a. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver the Assets to Buyer, and Buyer shall purchase, accept, assume and receive the Assets from Seller, free and clear of all Encumbrances, other than Permitted Encumbrances, for the consideration set forth in this Agreement. The sale, transfer, assignment and conveyance of the Assets shall be made by the execution and delivery at Closing of a bill of sale substantially in the form of Exhibit A attached hereto (the “Bill of Sale”), an Assignment of Seller’s leasehold estate (containing approximately 816 acres) substantially in the form of Exhibit B attached hereto (the “Assignment of Leasehold”), and such other instruments of assignment, transfer and conveyance as the Buyer shall reasonably request with respect to any other Real Property.

b. Notwithstanding anything in this Agreement to the contrary, the Excluded Assets shall be excluded from the transactions contemplated by this Agreement and shall not be sold, transferred, conveyed, assigned or delivered by Seller or purchased, accepted, assumed or received by Buyer by virtue of this Agreement.

c. Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) Seller shall assign to Buyer and Buyer shall assume and agree to satisfy and discharge, pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), (A) the Assumed Indebtedness and (B) the rights and obligations of Seller arising after the Closing under the Contracts, but not as a result of a breach of such Contracts by Seller prior to the Closing, and (ii) Seller shall assign to Buyer and Buyer shall assume and agree to satisfy and discharge, pursuant to the Assignment of Leasehold, the obligations of Seller arising after the Closing under the Existing Lease for the Gallatin County Leased Real

Property and any other Existing Lease approved of in writing by Buyer, but not as a result of a breach of such Existing Leases by Seller prior to the Closing (all as defined in paragraph 4.f(ii)) pursuant to separate Lease Assignment Agreements substantially in the form attached hereto as Exhibit D (the “Lease Assignments”). The obligations of Seller referred to in clauses (i) and (ii) of this paragraph 1(c) shall hereinafter be referred to as the “Assumed Liabilities.”

d. Except for the Assumed Liabilities, Buyer shall not assume, and Seller shall retain and shall satisfy and discharge, when and as due, any liabilities or obligations of Seller of any nature whatsoever, whether past, current or future, whether accrued or contingent, known or unknown, liquidated or unliquidated, arising now or in the future (the “Excluded Liabilities”).

2. Purchase Price for the Assets; Allocation of Purchase Price.

a. The purchase price for the Assets (the “Purchase Price”) shall be: (i) the Deposit; plus (ii) Buyer’s assumption or satisfaction of the Assumed Indebtedness; plus (iii) the sum of $7,500,000 payable in sixty (60) equal monthly installments of $125,000 due beginning on the date which is thirty (30) days following the Closing Date; plus (iv) the Contingent Amount (as hereinafter defined), if any.

b. In the event (i) an extension is obtained for an additional twenty (20) years of the sales tax rebate contemplated by the Tourism Attraction Agreement as amended, by and between Seller and the Commonwealth of Kentucky (the “Sales Tax Incentives Agreement”), as assigned to Buyer, through specific authorizing resolution on or before June 1, 2010, and (ii) a Sprint Cup Race or successor series event is scheduled at Kentucky Speedway, then Buyer shall pay to Seller additional consideration in the amount of $7,500,000 (the “Contingent Amount”) payable in sixty (60) equally monthly installments in the amount of $125,000 commencing on the first day of the month following the date on which the above contingencies are satisfied.

c. The Purchase Price shall be allocated among the Assets as of the Closing Date in accordance with Schedule 2(c) pursuant to and consistent with Internal Revenue Code Section 1060 (26 U.S.C. 1060) and as shown on Internal Revenue Service Form 8594 which each party hereto agrees to sign and provide within ninety (90) days following the Closing. For all tax purposes, Buyer and Seller agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocation under Schedule 2(c), and that neither of them will take any position inconsistent therewith in any tax return, refund claim, litigation or otherwise.

d. If any installment of the Purchase Price is not paid within thirty (30) days following written demand of Seller (a "Default"), Seller may, at its option, accelerate the due date of all remaining installments such that same shall be immediately due and payable. Interest shall accrue and be due and payable from Buyer to Seller on the remaining balance of the Purchase Price from Default until paid at the rate of twelve percent (12%) per annum (the Kentucky rate of interest on judgments). In addition, Buyer shall reimburse Seller for all collection costs of Seller incurred after a Default including, but not limited to, court costs and Seller's attorneys fees and expenses. Notwithstanding anything to the contrary Seller agrees that Buyer may offset from any installment of the Purchase Price or Contingent Amount an amount sufficient to satisfy any indemnity or payment obligation of Seller arising under this Agreement, including but not limited to Seller’s failure to pay any sales or use tax owed by Seller as a result of the transactions herein, and that such offset shall not be a Default.

3. Closing.

a. Subject to paragraph 8 of this Agreement, the consummation of the sale of the Assets pursuant to this Agreement (the “Closing”) shall take place at 11:00 a.m., Buyer’s local time, within ten (10) days following satisfaction of the conditions in paragraph 6 of this Agreement and expiration or earlier termination of the Due Diligence Period (the “Closing Date”). Notwithstanding anything to the contrary, Closing shall not take place prior to October 1, 2008 without Buyer’s consent.

b. At Closing, Seller shall deliver or cause to be delivered the following documents to Buyer:

(i) the certificate contemplated by paragraphs 8(a)(i) and 8(a)(ii), duly executed by Seller and the Members

(ii) the Bill of Sale, the Assignment of Leasehold, the Assignment and Assumption Agreement and the Lease Assignments, each duly executed by Seller;

(iii) a certificate of the president of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (A) the resolutions of the Board of Managers and Members of Seller authorizing the execution, delivery and performance of this Agreement and approving the transactions contemplated hereby and (B) the incumbency and signatures of the officers of Seller executing this Agreement;

(iv) certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Assets for which a certificate of title or origin is required in order to transfer title;

(v) a lien and possession affidavit, duly executed by Seller, acceptable to Buyer’s title insurance company, and all other documents, title indemnities, and affidavits reasonably required by such title company in order for the title company to issue an owner’s leasehold title insurance policy without exceptions on Schedule B thereto other than the Permitted Encumbrances;

(vi) affidavits, duly executed by Seller, (A) to satisfy federal and state tax reporting requirements and (B) to confirm that Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act;

(vii) all consents, waivers and approvals required to be set forth on Schedule 4(b) attached hereto and all other consents, waivers or approvals, if any, obtained by Seller with respect to the Assets or the consummation of the transactions contemplated by this Agreement;

(viii) documents in form and substance reasonably satisfactory to Buyer whereby Seller shall amend its Articles of Organization and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name; and

(ix) such other bills of sale, deeds, assignments and other instruments of transfer or conveyance, including without limitation, a domain name assignment and any applicable trademark, service mark and trade name assignments, duly executed by Seller, as may be reasonably requested by Buyer to effect the sale, conveyance and delivery of the Assets to Buyer.

c. At Closing, Buyer shall execute and deliver the following documents to Seller: (i) the certificate contemplated by paragraphs 8(b)(i) and 8(b)(ii); (ii) the Assignment and Assumption Agreement; and (iii) the Lease Assignments.

d. At Closing, the Assumed Indebtedness shall either be fully satisfied or Seller and all guarantors on behalf of Seller shall receive a full release of any further obligations with respect to the Assumed Indebtedness (except for Excluded Liabilities as defined in paragraph 7e.) and the original guaranties shall be cancelled and returned.

4. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

a. Organization of Seller; Authorization.

(i) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. Seller has all necessary limited liability company power and authority to carry on its business as now conducted. Seller is not qualified to transact business as a foreign corporation in any jurisdiction, and the ownership or leasing of the assets used in the Business and the conduct of the Business do not require Seller to be qualified to transact business as a foreign corporation. All of the outstanding membership interests of Seller are owned of record and beneficially by the Members.

(ii) Seller has the necessary limited liability company power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by the board of managers and members of Seller and by all other necessary limited liability company action on the part of Seller. The Members have the capacity to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Seller and the Members, enforceable against Seller and the Members in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

b. No Breach. Except as set forth on Schedule 4(b) attached hereto, the execution, delivery and performance of this Agreement by Seller and the Members does not and will not (i) violate the provisions of, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (A) the charter documents or operating agreement of Seller, (B) any law, judgment or court order to which Seller or any Member is subject, (C) any Material Agreement (defined below) to which Seller or any Member is a party or (D) any contract or agreement to which the Members are individually or collectively a party; (ii) other than filings and notices under the HSR Act (defined below), require the approval, consent, authorization or act of, or the making by Seller or any Member of any declaration, filing or registration with, any Person; and (iii) require the obtainment by Seller or any Member of any permits or orders of any governmental entity or any other Person.

c. Financial Statements.

(i) Seller shall deliver to Buyer, within thirty (30) business days following Buyer’s execution of this Agreement, the audited financial statements of Seller for the year ended 2007, and the unaudited financial statements of Seller for the three (3) month period ended March 31, 2008 (the “Interim Financial Statements”), in each case including the balance sheet as of each such date and the related consolidated statements of income and retained earnings and cash flows for each of the respective periods then ended (collectively, the “Financial Statements”). Except as noted therein, and except that the Interim Financial Statements do not include footnote disclosures, as required by generally accepted accounting principles (“GAAP”), and are subject to normal year end adjustments (which will not be material, individually or in the aggregate) consistent with past practice, such Financial Statements (A) have been prepared from the books and records of Seller, (B) are in accordance with GAAP consistently applied throughout and among the periods covered thereby, and (C) fairly present the financial condition, results of operations and cash flows of Seller as of the respective dates and for the respective periods thereof.

(ii) Seller does not have any material debts, liabilities or obligations whether accrued, absolute, contingent or otherwise and whether or not due or become due, except those (A) set forth in the Financial Statements not materially exceeding the amounts set forth therein, (B) incurred since the date of the Interim Financial Statements in the ordinary course of business consistent with past practice and in accordance with this Agreement, or (C) set forth in Schedule 4(c)(ii) attached hereto.

d. Permits/Approvals/Licenses. Schedule 4(d) attached hereto contains a complete and accurate list of all permits, approvals and licenses held by Seller which to Seller’s Knowledge are the only permits, approvals or licenses necessary to carry on the Business. Except as described on Schedule 4(d), all such permits, approvals and licenses shall be transferable to Buyer in connection with the transactions contemplated hereby and no notice or additional filings must be made in connection therewith.

e. Tax Matters. Seller has (i) timely filed in accordance with all applicable laws (taking into account valid extensions), all tax returns required to be filed by it, (ii) paid all taxes shown to have become due pursuant to such tax returns, and (iii) paid all taxes (other than those being contested in good faith) for which a notice of, or assessment, or demand for, payment has been received or which are otherwise due and payable. All tax returns filed by Seller with respect to taxes were true, correct and complete in all material respects as of the date on which they were filed or as subsequently amended to the date hereof. Except as set forth in Schedule 4(e) attached hereto, (A) Seller has not been notified by any taxing authority that any tax return will be examined, (B) there is no litigation or assessment pending or proposed with respect to any liability for tax due from Seller, (C) all amounts required to be collected or withheld by Seller with respect to taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, (D) no extension of time within which to file any tax return that relates to Seller has been requested, which tax return has not since been filed, and (E) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of taxes with respect to any tax return which remains in effect. Seller is, and has always been, taxed as a partnership for Federal and state income tax purposes.

f. Real Property.

(i) Schedule 4(f)(i) attached hereto contains an accurate legal description, street address and tax parcel identification number of the real property owned by Seller (the “Owned Real Property”). Seller is the sole owner of the Owned Real Property and holds the Owned Real Property in fee simple or its equivalent under local law, free and clear of all exceptions, variances, limitations or title defects of any nature whatsoever, except for the Permitted Encumbrances. True, correct and complete copies of all deeds, surveys and environmental reports respecting the Owned Real Property shall be delivered to Buyer within three (3) business days following Buyer’s execution of this Agreement. There are no leases affecting the Owned Real Property. Use of the Owned Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All improvements located on the Owned Real Property are in compliance with all applicable legal requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects. No part of any improvement located on the Owned Real Property encroaches on any real property not included in the Owned Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Owned Real Property. The Owned Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting and comprising a part of the Owned Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the facilities locate thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of the Owned Real Property or that would prevent or hinder the continued use of the Owned Real Property as heretofore used in the conduct of the Business. None of the Owned Real Property constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii) Schedule 4(f)(ii) attached hereto, lists, identifies by address and provides a legal description of the real property currently leased by Seller located in Gallatin County, Kentucky (the “Gallatin County Leased Real Property”) and all other real property currently leased by Seller (the “Other Leased Real Property” and together with the Gallatin County Leased Real Property, collectively the “Leased Real Property”). True, correct and complete copies of each lease (an “Existing Lease”), and any survey and environmental report with respect to the Gallatin County Leased Real Property and the Other Leased Real Property shall be delivered to Buyer within five (5) business days following Buyer’s execution of this Agreement. To Seller’s Knowledge, no event or condition currently exists which would give rise to a material repair or restoration obligation if an Existing Lease were to terminate. To Seller’s Knowledge, no event or condition currently exists which would create a legal or other impediment to the use of the Leased Real Property as currently used, or would increase the additional charges or other sums payable by the tenant under any Existing Lease (including, without limitation, any pending tax reassessment or other special assessment affecting the Leased Real Property). To Seller’s Knowledge, the Leased Real Property conforms in all material respects with all laws.

g. Operations. Seller owns and operates Kentucky Speedway, which (among other things) hosted one NASCAR Busch Series race, one NASCAR Craftsman Truck Series race, and one ARCA Series race in 2007. Seller has executed sanction agreements with NASCAR to host one NASCAR Nationwide Series race and one NASCAR Craftsman Truck Series race in 2008 (the “2008 Sanction Agreements”).

h. Assets. Seller has good and marketable title to all of the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the Bill of Sale and the Assignment of Leasehold, Seller will thereby transfer to Buyer good and marketable title to the Assets, subject to no Encumbrances except for Permitted Encumbrances. All of the Assets are located on the Real Property.

i. Litigation. Except as set forth in Schedule 4(i): (i) there are no legal actions, proceedings or arbitrations pending or, to Seller’s Knowledge, threatened (A) against Seller or affecting the Business or any of the Assets or (B) which seek to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions and, (ii) there is no order outstanding (A) against Seller or affecting the Business or any of the Assets, or (B) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions. To Seller’s Knowledge, no facts exist and no event has occurred that, in either case, forms the basis for any claim against Seller for products liability, whether in tort or strict liability or on account of any express or implied warranty.

j. Environmental. To Seller’s Knowledge, (i) Seller and its business, operations and the Assets are and have been in compliance in all material respects with all Environmental Laws and (ii) no environmental condition exists (including, without limitation, the presence, release, threatened release or disposal of Hazardous Substances) related to the Real Property or to Seller’s past or present operations, which would constitute a violation of any Environmental Law or otherwise give rise to costs, liabilities or obligations under any Environmental Law.

k. Employee Benefits. Schedule 4(k) attached hereto contains a complete list of plans consisting of each: (i) “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, to which Seller contributes or is required to contribute, including each multi-employer welfare plan (“Welfare Plan”), and sets forth the amount of any liability of Seller for payments more than thirty (30) days past due with respect to each Welfare Plan as of the Closing; (ii) “multi-employer plan,” as defined in Section 4001(a)(3) of ERISA, to which Seller (or any Person which is, or at any time in the prior six (6) years has been, a member of a “controlled group of corporations” with or is under “common control” with Seller as defined in Section 414(b) or (c) of the Code (“Common Control Entity”)) has contributed or been obligated to contribute at any time after September 25, 1980 (“Multi-employer Plan”); (iii) “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multi-employer Plan) to which Seller or any Common Control Entity contributes, is required to contribute, or has been obligated to contribute at any time after December 31, 1991; (iv) deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment, other than normal payroll practices but including policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons, maintained by Seller; and (v) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents of Seller, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave.

l. Intellectual Property. Schedule 4(l) attached hereto sets forth a complete and accurate list and description of (i) all United States federal, state and foreign patents, trademarks, trade names, service marks, copyrights (including any registrations and applications therefor) and all trade secrets, technology, processes, inventions and other intellectual property owned by or developed by or for the benefit of Seller (the “Intellectual Property Rights”) and (ii) all United States federal, state and foreign patents/trademarks, trade names, service marks, copyrights (including any registrations and applications therefor) and all technology, processes, inventions and other intellectual property licensed to Seller (the “Licensed Rights”). Seller (A) owns and has the full and exclusive right to use the Intellectual Property Rights and the Intellectual Property Rights are free of any encumbrances, are not subject to any license (royalty-bearing or royalty-free) and are not subject to any other arrangement requiring any payment to any Person or entity or the obligation to grant rights to any Person or entity, (B) the Intellectual Property Rights and the Licensed Rights are all those rights necessary to conduct the business of Seller as currently being conducted by Seller.

m. No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or entity engaged by or acting on behalf of Seller, the Members or their affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

n. Material Agreements. All Material Agreements to which Seller is a party are identified on Schedule 4(n). For purposes of this Agreement, a “Material Agreement” shall mean (i) any sanction agreement to conduct motorsports events, (ii) any agreement pursuant to which any event held at the Kentucky Speedway will be publicly broadcast, (iii) any contract or lease with a term in excess of one year or having a total dollar commitment in excess of $50,000, (iv) any sponsorship or marketing agreement with respect to the Kentucky Speedway or any event to be held at the Kentucky Speedway, (v) any contract with a food and/or beverage concessionaire, (vi) any Existing Lease or (vii) the contractual obligations with respect to the Assumed Indebtedness. Each Material Agreement is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms. No breach or default or event which would (with the passage of time, notice or both) constitute a breach or default under any Material Agreement by Seller or, to Seller's Knowledge, any other party or obligor with respect thereto, has occurred. Except as set forth on Schedule 4(n), the consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller under any Material Agreement or result in the creation of any liens or encumbrances thereunder.

o. Disclosure. No representation or warranty of Seller or the Members contained in this Agreement, or in the Schedule or Exhibits attached hereto, and no statement furnished or to be furnished by Seller or the Members pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty, or such statement, not misleading in light of the circumstances in which it was made.

p. Condition of Assets – “AS IS/WHERE IS”. Except as set forth in this Agreement, Seller is selling, conveying and transferring all Assets "as is/where is" without any express or oral representations or warranties as to condition or suitability for any purpose.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and the Members as follows:

a. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to carry on its business as now conducted.

b. Authorization. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

c. No Conflicts. The execution, delivery and performance of this Agreement by Buyer will not violate the provisions of, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (i) the charter documents or bylaws of Buyer, (ii) any law, judgment or court order to which Buyer is subject or (iii) any material contract to which Buyer is a party.

d. No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or entity engaged by or acting on behalf of Buyer or its affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this

Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

e. Legal Proceedings. There is no order or action pending, or to the knowledge of Buyer, threatened against Buyer that individually or when aggregated with one or more other orders or Actions has or might reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement.

6. Hart-Scott-Rodino Antitrust Improvement Act of 1976. If required, Seller and Buyer will file on or before sixty (60) days following last execution of this Agreement, an acquired person’s and acquiring person’s notification and report form as required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (“HSR Act”) with respect to the transactions contemplated by this Agreement. Seller, the Members and Buyer shall use commercially reasonable efforts and shall cooperate with each other as shall be reasonably necessary to secure the termination of any applicable HSR Act or other waiting period and to obtain as promptly as possible all other necessary approvals, authorizations and consents of governmental authorities required to be obtained by it, to consummate the transactions contemplated in this Agreement. Seller, the Members and Buyer further agree to use commercially reasonable efforts to comply promptly with all requests or requirements for information, documentary or otherwise, by any governmental authority pursuant to the HSR Act or other applicable law. The parties shall have no obligation to close on the transaction herein until all required governmental approvals have been obtained and the HSR Act waiting period has expired or earlier terminated. Seller and Buyer shall each pay the cost of their respective HSR Act filing.

7. Pre-Closing Covenants.

a. Best Efforts. Seller will use commercially reasonable efforts to obtain any third party consents to the sale of the Assets and the assumption of the Assumed Liabilities that Buyer reasonably may request. The parties will give any notices to, make any filings with, and use its commercially reasonable efforts to, obtain any authorizations, consents, and approvals required by governments and governmental agencies for the sale of the Assets and the assumption of the Assumed Liabilities.

b. Continued Operation. Pending the Closing, Seller shall operate in the Ordinary Course of Business, and (except in the good faith conduct of its Ordinary Course of Business) Seller will not sell or otherwise dispose of any of the assets of Seller, will not incur additional indebtedness except loans from Seller's members, and will refrain from extraordinary actions not in the Ordinary Course of Business.

c. Negotiations with Others. Seller and each of the Members hereby agree that, prior to the Closing Date, or until this Agreement is terminated in accordance with its terms, neither Seller, its managers nor any of the Members, or the respective agents or representatives of each of the foregoing, shall directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information (other than publicly available information) to, or authorize any financial advisor or other Person to solicit or initiate discussions or engage in negotiations with, or provide information to, any Person (other than Buyer) concerning any potential sale of shares of capital stock of, or merger, consolidation, sale of assets or other similar transaction involving, Seller.

d. Due Diligence. Buyer shall have a ninety (90) day period (the “Due Diligence Period”) commencing upon the date of this Agreement to conduct due diligence with respect to Seller, the Business and the Real Property, including without limitation, an environmental investigation. If, during the Due Diligence Period, Buyer determines that it is not in Buyer’s interest to close on the transaction contemplated herein, for any reason or no reason determined by Buyer in its sole and absolute discretion, then Buyer may terminate this Agreement without obligation to Seller or the Members by giving written notice of such termination to the Seller. Beginning upon the date of Buyer’s execution of this Agreement and running through the Closing Date, Seller shall provide to Buyer and its representatives, agents and independent contractors the access to Seller, the Business and its properties necessary for Buyer to complete its Due Diligence regarding the transactions contemplated herein. If the conditions set forth in paragraph 6 and 8 have been satisfied, Buyer may terminate the Due Diligence Period prior to its expiration by giving written notice, in which case the parties will proceed to Closing subject to the terms and conditions of this Agreement. Buyer shall defend, indemnify and hold harmless Seller from and against any and all claims, losses, damages or expenses, including but not limited to attorneys' fees, for personal injury or property damage that may be sustained, suffered or incurred by Seller or any third party arising directly out of Buyer's pre-closing due diligence activities pursuant to this paragraph 7.d. No party shall have any liability to any other party for any claims, losses damages or expenses arising from the announcement of this Agreement. Further, Buyer shall have no liability with respect to any pre-existing conditions on the Real Property under this paragraph 7.d.

e. Release of Seller and Guarantors from Assumed Indebtedness. In further consideration for the transfer of the Assets from Seller to Buyer, at Closing (as defined below), Buyer will cause the Seller and all of its guarantors to be released from all obligations with respect to the Assumed Indebtedness (other than obligations which arise as a result of a breach or default by Seller and/or its guarantors prior to the Closing or any prepayment penalties or premiums, which obligations shall be Excluded Liabilities).

f. Agreement Regarding Exhibits and Schedules. Within ten (10) business days of Buyer’s execution of this Agreement, Seller shall deliver to Buyer a draft of the Exhibits and Schedules contemplated by this Agreement. Seller and Buyer shall agree upon the form and substance of such Exhibits and Schedules within sixty (60) days following the execution of this Agreement by all parties hereto. In the event the Exhibits and Schedules are not agreed upon within such time period, then Seller or Buyer may terminate this Agreement upon written notice to the other. Seller reserves the right to modify any Schedule to reflect matters arising after the agreement of the parties with respect to such Schedule and Buyer shall have the right to terminate this Agreement with written notice to Seller within ten (10) days of delivery to Buyer of a revised Schedule by Seller.

8. Conditions to Closing.

a. Consummation by Buyer of the transactions contemplated hereby is subject to the fulfillment on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer:

(i) the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification), in either case, as of the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date, and Buyer shall have received a certificate, dated as of the Closing Date, duly executed by Seller to such effect;

(ii) Seller and the Members shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have received a certificate, dated as of the Closing Date, duly executed by Seller and the Members to such effect;

(iii) all consents, authorizations, orders and approvals of, and filings and registrations with any governmental entity or any other Person or entity which are required for or in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated hereby, shall have been obtained or made, including but not limited to (A) the expiration or early termination of the HSR Act waiting period, and (B) obtainment of the consents to the assignment of the Sales Tax Incentive Agreement, the 2008 Sanction Agreements, the Assumed Indebtedness, the Lease Assignments and the other Contracts to be assigned to Buyer;

(iv) no law shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any legal action, proceeding or arbitration be pending or threatened at what would otherwise be the Closing Date, which prohibits or restricts or, (if successful) would prohibit or restrict, the transactions contemplated by this Agreement or would not permit the Business of Seller as presently conducted to continue unimpaired following the Closing Date;

(v) there shall not have been: (A) any material adverse change in the properties or assets of Seller; (B) any change in applicable laws which would reasonably be expected to have a material adverse change in the business, operations, properties, prospects, assets or condition (financial or otherwise) of the business of Seller; and (C) any material damage to the assets or properties of Seller by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage;

(vii) the deliveries referred to in paragraph 3(b) shall have been made; and

(viii) this Agreement and the transactions contemplated herein having been approved by the Board of Directors of Buyer (evidence of which must be provided to Seller within ten (10) days following the expiration of the Due Diligence Period).

b. Consummation by Seller of the transactions contemplated hereby is subject to the fulfillment on or prior to the Closing Date, of each of the following conditions, unless waived by Seller:

(i) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or true and correct in all material respects (in the case of any representation or warranty without any materiality qualification), in either case, as of the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date, and Seller and the Members shall have received a certificate, dated as of the Closing Date, duly executed by Buyer to such effect;

(ii) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller and the Members shall have received a certificate, dated as of the Closing Date, duly executed by Buyer to such effect;

(iii) the HSR Act waiting period shall have expired or been earlier terminated; and

(iv) the deliveries referred to in paragraph 3c. and d. shall have been made.

9. Indemnification by Seller. Seller agrees to defend, indemnify and hold harmless Buyer and its subsidiaries and affiliates, and their respective shareholders, members, managers, directors, officers, employees and affiliates (“Buyer Indemnified Parties”), from and after the Closing, from and against any and all claims, losses, damages or expenses, including but not limited to attorneys’ fees (collectively, “Losses”), that may be sustained, suffered or incurred by such Buyer Indemnified Party arising out of or relating to (a) any inaccuracy in or breach of any of the representations or warranties made by Seller in or pursuant to this Agreement, (b) any breach or nonperformance of any covenants or agreements made by Seller or the Members in or pursuant to this Agreement, (c) the Excluded Liabilities and (d) the presence of Hazardous Substances or any condition or contamination in, on, under, around or related to the Real Property, on or prior to the Closing which imposes or otherwise gives rise to liability under any Environmental Laws.

10. Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless Seller and any subsidiaries and affiliates, and their respective members, managers, officers, employees and affiliates (“Seller Indemnified Parties”), from and after the Closing, from and against any and all Losses that may be sustained, suffered or incurred by such Seller Indemnified Party arising out of or relating to (a) any inaccuracy in or breach of any of the representations or warranties made by Buyer in or pursuant to this Agreement, (b) any breach or nonperformance of any covenants or agreements made by Buyer in or pursuant to this Agreement and (c) the Assumed Liabilities.

11. Limitations of Indemnity. Neither Seller Indemnified Parties, on the one hand, nor Buyer Indemnified Parties, on the other hand, shall be entitled to make a claim for indemnity under paragraphs 9(a) or (b) or paragraphs 10(a) or (b), as the case may be, unless the aggregate amount of such indemnifiable Losses for either Seller Indemnified Parties or Buyer Indemnified Parties, as the case may be, exceeds $30,000 (the “Threshold Amount”) at which point such recovery shall include the full amount of any such indemnifiable Losses, including the Threshold Amount. For purposes of calculating the amount of Losses incurred by Buyer Indemnified Parties arising out of or resulting from any breach of a representation, warranty, covenant or agreement, the references to materiality shall be disregarded. The amount of Losses subject to indemnification hereunder shall be reduced to reflect the amount of any insurance proceeds actually received by the indemnified party in respect of such Losses. Notwithstanding any provision herein to the contrary, the Threshold Amount shall not be applicable to any Losses arising by reason of or related to (a) fraud, (b) the breach of the representations and warranties of Seller under paragraphs 4(a)(i) and (ii), (c) the Excluded Liabilities or (d) the representations and warranties of Buyer in paragraphs 5(a) and (b).

12. Employees and Employee Benefit Plans. Buyer has no obligation to offer employment to any individuals who are employees of the Business. Any individuals who are extended and accept offers of employment from Buyer, on such terms as Buyer shall determine, shall become employees of Buyer as of the Closing Date (the “Continuing Employees”). Seller agrees that, without the prior consent of Buyer, it will not employ or solicit the employment of any person who is employed by Buyer as of the date hereof. Buyer shall not assume any obligations for any employee plan of Seller or for any other obligations of Seller or any affiliate of Seller to the employees or former employees of the Business. Seller will fully provide or pay for all liabilities or obligations to its employees arising prior to the Closing Date under any Seller employee plans or any other employee benefit arrangements. Buyer will provide health benefits to all Continuing Employees on and after the Closing Date consistent with those provided to other employees of Buyer or its subsidiaries. Seller shall provide continuation coverage to each individual who under the terms of Seller’s health plan is entitled to continuation rights pursuant to Code Section 4980B or Part 6 of Subtitle I of ERISA. Seller shall be responsible for the costs and consequences associated with the termination of any Seller employee who does not become a Continuing Employee for any reason, including without limitation, any liabilities which arise under the Worker Adjustment and Retraining Notification Act of 1988.

13. Definitions.

a. “Assets” means all of the right, title and interest of Seller in, to and under all of the tangible and intangible assets owned by Seller and used in the Business, including, without limitation, the following: (i) the Real Property; (ii) all of the inventory and supplies listed on Schedule 13(a)(ii) attached hereto; (iii) all of the fixed assets and personal property listed on Schedule 13(a)(iii) attached hereto; (iv) all cash and accounts receivable due and owed related to ticket sales, seat and club licenses or similar fee (not including one time seat or club license fees collected prior to the date of this Agreement), suites sales, hospitality sales, and sponsorship and marketing fees for events to be held after the Closing Date; (v) all Contracts; (vi) the Intellectual Property Rights and the Licensed Rights; (vii) all rights, claims or causes of action of Seller against third parties relating to the assets, properties, business or operations of the Business and arising out of transactions occurring prior to the Closing Date (other than the pending claim against NASCAR/ISC Case described in Excluded Assets); (viii) all books and records (including all data and other information stored on discs, tapes or other media, all promotional materials, memorabilia, correspondence and similar documents and records) relating to the assets, properties, or business and operations of Seller; (ix) all rights to the name “Kentucky Speedway” and all derivatives thereof, and (x) all other intangible rights and property of Seller, including goodwill, customer lists, telephone, telex and facsimile numbers, trade names, email and domain names and addresses, and other directory listings and addresses utilized by Seller in connection with the Business; provided, however, that notwithstanding any of the foregoing, the “Assets” shall not include any of the Excluded Assets.

b. “Assumed Indebtedness” means the outstanding indebtedness of Seller as of the Closing Date with respect to the bond financing described on Schedule 13(b) attached hereto.

c. “Assumed Material Agreements” means those Material Agreements listed on Schedule 13(c).

d. “Business” or “Kentucky Speedway” means Seller’s business of operating a motorsports facility at the Real Property and activities associated therewith.

e. “Contracts” means the following contracts, leases and agreements: (i) the sales tax incentives agreement between Seller and the Commonwealth of Kentucky attached hereto as Schedule 13(e)(i) (the “Sales Tax Incentive Agreement”); (ii); the Assumed Material Agreements; (iii) and any additional contracts and agreements approved by Buyer and listed on Schedule 13(e)(ii) attached hereto.

f. “Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale, mechanics’ lien or other title retention agreement, defect in title or restrictive covenant of any kind.

g. “Environmental Laws” means all laws relating to the regulation or protection of the environment or to emissions, discharges, releases, or threatened releases of any contaminant, hazardous, or harmful substance into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land, or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemicals or Hazardous Substances.

h. “Excluded Assets” mean all of Seller’s right, title or interest in, to and under the following: (i) the corporate minute books and corporate records of Seller and copies of all other books and records of Seller; (ii) except as provided in paragraph 13(a)(iv), all cash on hand, cash equivalents, deposit accounts, securities and similar investments, rights to deposits and prepaid expenses, claims for refunds, insurance policies and rights thereunder, and all assets in Employee Plans; (iii) all accounts receivable due and owed related to ticket sales, seat and club licenses, suites sales and hospitality sales for events held prior to the Closing Date and one time seat or club license fees collected prior to the date of this Agreement; (iv) the claims asserted in the lawsuit filed by Seller against the National Association of Stock Car Racing, Inc. and International Speedway Corporation [U.S. District Court, Eastern District of Kentucky, Northern Division, Civil Action No. 05-138] (the "NASCAR/ISC Case") and all of the proceeds therefrom; and (v) revenues from the Sales Tax Incentives Agreement arising from activities prior to Closing.

i. “Hazardous Substances” means shall mean and include: (i) any “Hazardous Substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., or the regulations promulgated thereunder; (ii) any substances that are defined or listed in, or otherwise classified pursuant to, any other applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” or “contaminants,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” as such Environmental Laws were in effect at the time of the relevant act or omission, and (iii) petroleum compounds, drilling fluids and wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

j. “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

k. “Real Property” means the Owned Real Property and the Leased Real Property, all improvements, residences and fixtures located thereon, together with all rights and appurtenances thereto, including any right, title and interest of Seller in and to adjacent streets, easements or rights-of-way.

l. “Permitted Encumbrances” means (i) with respect to the Assets, liens for taxes for 2008 which are not yet due and payable and any lien securing the Assumed Indebtedness; and (ii) with respect to the Real Property, utility easements and other Encumbrances of record or which are reflected on the survey to be provided by Seller and to which Buyer does not provide Seller with written notice of objection during the Due Diligence Period or which appear on the title insurance commitment obtained by Buyer and to which Buyer does not provide Seller with written notice of objection during the Due Diligence Period.

m. “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, governmental body or other entity.

n. “Knowledge” means the actual knowledge of each of Mark Cassis, Seller's vice president and general manager; Mark Simendinger, Seller's president; Jerry Carroll, Seller's manager; and each of the Members.

14. Miscellaneous.

a. Termination; Survival of Obligations. Either Seller or Buyer may (unless such party is then in breach of this Agreement) terminate this Agreement if the Closing has not occurred by October 31, 2008, or such later date as the parties agree upon. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period of two (2) years. The covenants and agreements contained herein shall survive the Closing, subject to any applicable statute of limitations.

b. Prorations; Transfer Taxes; Expenses.

(i) Seller shall be liable for and shall pay all taxes (whether assessed or unassessed) applicable to the Business, the Assets and the Assumed Liabilities, and all payment obligations to Gallatin County in lieu of taxes (“In Lieu Payments”) in each case to the extent attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any straddle period, the portion of the straddle period ending on and including the Closing Date. Buyer shall be liable for and shall pay all taxes (whether assessed or unassessed) applicable to the Business, the Assets and the Assumed Liabilities, and all In Lieu Payments, in each case to the extent attributable to taxable years or periods beginning after the Closing Date and, with respect to any straddle period, the portion of the straddle period beginning after the Closing Date. All taxes and In Lieu Payments shall be allocated on a daily basis.

(ii) Notwithstanding anything contained in this paragraph, any sales tax, use tax, transfer or real property gains tax, documentary stamp tax or similar tax attributable to the sale or transfer of the Business, the Assets or the Assumed Liabilities shall be paid by Seller. Buyer shall pay the cost and expense of recording title in the Assets in Buyer’s name and shall pay the cost of any environmental studies, title exams and title insurance policies desired by Buyer. Seller and Buyer shall share equally the cost and expense of obtaining a survey of the Real Property (to the extent a recent survey is not available). Seller shall pay any document preparation fees in connection with the transfer of the Real Property or Seller’s interest therein, except for any attorney fees in connection with the assumption by Buyer of the Assumed Indebtedness which shall be the sole responsibility of Buyer. Seller or Buyer, as the case may be, shall provide prompt reimbursement for any tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this paragraph 14(b).

(iii) Whether or not the transactions contemplated herein shall be consummated, except as otherwise expressly provided herein, the parties hereto shall pay their own respective expenses incident to the preparation of this Agreement and to the consummation of the transactions provided for herein.

c. Assignment. The rights of any party under this Agreement shall not be assignable by operation of law or otherwise by such party without the prior written consent of the other parties, except that the rights of Buyer hereunder may be assigned without the prior written consent of the other parties to: (i) any existing or future affiliate or subsidiary of Buyer; or (ii) at any time following the Closing Date, any Person into which Buyer is merged which acquires substantially all of the assets of Buyer, provided that such affiliate or other Person shall assume in writing all of Buyer’s obligations hereunder. No such assignment by Buyer shall relieve it of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs and legal representatives. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this paragraph 14(c) any right, remedy or claim under or by reason of this Agreement.

d. Injunctive Relief. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

e. Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether oral or written of the parties. No amendment, supplement, modification or waiver of this agreement shall be binding unless executed in writing by the party to be bound thereby. Neither party is relying on any promise, statement or representation other than those expressly written in this Agreement.

f. Facsimile/Counterparts. This Agreement may be executed by facsimile transmission, and may be executed in one or more counterparts, each of which shall be deemed an original and which together shall constitute a single document.

g. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or sent by telex or telecopy or three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed or one (1) business day after being sent via a nationally recognized courier service for next business bay delivery, to the party to whom it is directed:

If to Buyer, to:

Speedway Motorsports, Inc.

5401 E. Independence Blvd.

Charlotte, North Carolina 28212

Attention: Cary Tharrington

Telecopy No.: 704-532-3312

with a copy to:

Parker Poe Adams and Bernstein

150 Fayetteville Street

Suite 1400

Raleigh, North Carolina 27601

Attention: George Brady

Telecopy No.: 919-834-4564

If to Seller or the Members, to:

Kentucky Speedway, LLC

400 Buttermilk Pike, Suite 100

Fort Mitchell, KY 41017

Attention: Mark F. Simendinger

Telecopy No.: 859-647-4308

With a copy to:

Deters, Benzinger & LaVelle, P.S.C.

207 Thomas More Parkway

Crestview Hills, KY 41017-2596

Attention: James A. Dressman III

Telecopy No.: 859-341-4879

or for any party, at such other address as such party shall have specified in writing to each of the others in accordance with this paragraph 14(g).

h. Section Headings; Construction. The section headings of this Agreement are for convenience of reference only and shall not be deemed to limit or affect any of the provisions hereof. This Agreement shall be construed equitably, in accordance with its terms, without regard to the degree which Seller or Buyer, or their respective legal counsel, have participated in the drafting of this Agreement.

i. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date federally chartered banks are closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

j. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

k. Public Announcements; Confidentiality. Except as and to the extent required by law, any public announcement, press release or similar publicity with respect to this Agreement or the contemplated transaction will be issued, if at all, after approval of both parties. Except as and to the extent required by law, the parties shall not disclose the terms of this Agreement or any information disclosed or provided pursuant hereto. Buyer agrees that, prior to Closing or for a period of one year after Buyer's termination of this Agreement prior to Closing, without the prior consent of Seller, Buyer will not employ or solicit the employment of any person who is employed by Seller as of the date hereof. Notwithstanding anything to the contrary, Buyer may make any filings and issue and press releases related to this Agreement as required by the United States securities laws and regulation governing publicly traded companies, based upon the advice of Buyer’s outside counsel, without input from Seller.

l. Use of Name. After the Closing, Seller and the Members (on their own behalf and on behalf of their affiliates including, without limitation, the successors and assigns of any of the foregoing) agrees that they shall not commercially use the name “Kentucky Speedway” or any derivatives thereof or any trademarks or service marks associated therewith. Seller and the Members acknowledge and agree that Buyer would suffer irreparable injury, which could not be fairly remedied by money damages, in the event of a breach by Seller or the Members of the provisions of this paragraph 14(l) and that Buyer shall be entitled to an injunction restraining Seller and/or the Members from any breach thereof.

m. Delivery of Documents. Except as otherwise provided herein, all documents required to be delivered by Seller to Buyer shall be delivered to Buyer within five (5) business days following Buyer’s execution of this Agreement.

n. Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party entitled to the benefit thereof only in a writing signed by such party. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

(Signatures appear on the following page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Seller:		Buyer:

Kentucky Speedway, LLC		Speedway Motorsports, Inc.

By:	/s/ Jerry L. Carroll	By:	/s/ O. Bruton Smith
Name:	Jerry L. Caroll		O. Bruton Smith
Title:	Manager		Chairman and Chief Executive Officer

MEMBER CONSENT AND AGREEMENT

The undersigned Members of Seller execute this Agreement solely to indicate each Member's consent to this Agreement and to evidence such Member's agreement to the representations, warranties and agreements contained in paragraphs 3b(i), 4a., 4b., 4m., 6, 7c., and 14l. of the Agreement, to the extent expressly applicable to such Member.

Members:

/s/ Jerry Carroll		Summer Hill Speedway, LLC
Jerry Carroll
		BY:	/s/ Richard L. Koeding, Jr.
		Print Name:	Richard L. Koeding, Jr.
	RLD-C Bloodline Trust U/A/D 12/1/94,	Title:	Pres., Summer Hill, Inc., Manager
RLD-D Bloodline Trust U/A/D 12/1/94,
RDD-B Bloodline Trust UA/D 12/1/94, and
	RLD-K Bloodline Trust U/A/D 12/1/94	OSI Restaurant Partners, LLC.

BY:	/s/ William M. Doyle, Jr.	BY:	/s/ Joseph Kadow
	William M. Doyle, Jr., Trustee	Print Name:	Joseph Kadow
		Title:	Executive Vice President

The Blue Water Trust
dated as of August 1, 2002		Carroll Speedway Investments, LLC

BY:	/s/ Larry T. Thraikill	BY:	/s/ Jerry L. Carroll
	Larry T. Thrailkill, Trustee	Print Name:	Jerry L. Carroll
		Title:	Manager

Exhibits and Schedules

Exhibits:

Exhibit A	Bill of Sale
Exhibit B	Assignment of Leasehold Estate
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Lease Assignment

Schedules:

Schedule 2(c)	Purchase Price Allocation
Schedule 4(b)	No Breach
Schedule 4(c)(ii)	No Undisclosed Liabilities
Schedule 4(d)	Permits/Approvals/Licenses
Schedules 4(e)	Tax Matters
Schedule 4(f)(i)	Owned Real Property
Schedule 4(f)(ii)	Leased Real Property
Schedule 4(i)	Litigation
Schedule 4(k)	Employee Benefits
Schedule 4(l)	Intellectual Property
Schedule 4(n)	Material Agreements
Schedule 13(a)(ii)	Inventory and Supplies
Schedule 13(a)(iii)	Fixed Assets
Schedule 13(b)	Assumed Indebtedness Contractual Arrangements
Schedule 13 (c)	Assumed Material Agreements
Schedule 13(e)(i)	Sales Tax Incentive Agreement
Schedule 13(e)(ii)	Additional Contracts